Exhibit 4.14





                    AMENDED AND RESTATED ASSIGNMENT AGREEMENT

                  THIS AGREEMENT made this 17th day of December, 2002.

B E T W E E N:
                           NATIONAL BANK OF CANADA,
                           a Canadian chartered bank,

                           (hereinafter referred to as the "Bank")

                                                              OF THE FIRST PART,
                                     - AND -

                           ANALOGIC CORPORATION,
                           a corporation incorporated under the laws of the State of Massachussetts,

                           (hereinafter referred to as "Analogic")

                                                              OF THE SECOND PART
WHEREAS:

(a) Pursuant to a commitment letter dated January 12, 2001 (the "Original Commitment Letter") the Bank made the following credit facilities (together the "Original Credit Facilities") available to Cedara Software Corp. (the "Company"):

       (i) revolving line of credit up to the maximum principal amount of $12,000,000.00, subject to margin availability;

       (ii)   landlord letter of credit facility in the amount of $667,000.00;

       (iii)  non-revolving facility in the maximum amount of $1,000,000.00; and

       (iv)   business mastercard facility limited to $100,000.00;

(b) Pursuant to a Commitment Letter dated January 7, 2002 and attached as Schedule A hereto (the "Commitment Letter"), the Original Credit Facilities have been replaced and superceded by the following credit facilities (together, the "Credit Facilities"):

       (i) revolving line of credit limited to the maximum principal amount of $9,000,000.00, with no limitation as to margin availability ("Facility A");

       (ii) landlord letter of credit in the maximum amount of $498,000.00 ("Facility B"); and

       (iii) business mastercard facility in the maximum amount of $100,000.00 ("Facility C");

(c) The Bank and Analogic entered into an assignment agreement (the "Original Assignment Agreement") dated January 18, 2002 providing for, among other things, the assignment by the Bank to Analogic of the Indebtedness (as defined therein) upon the occurrence of certain events and upon the terms and conditions set out therein;

(d) Pursuant to a letter agreement dated December 17, 2002 and attached as Schedule A hereto (the "Letter Agreement"), the Credit Facilities have been amended as follows:

       (i) the maximum amount of funds available under Facility A (the "Principal Limit") has been increased from $9,000,000.00 to $10,000,000.00. The Principal Limit may be further increased at the request of the Company in increments of $1,000,000.00 up to the maximum amount of $12,000,000.00 on the terms described therein;

       (ii) the maximum amount of funds available under Facility B has been decreased from $498,000.00 to $332,000.00; and

       (iii) the Bank has made available to the Company a new cheque-credit clearing facility in respect of any overdraft arising under the operating account in the name of the Company with the New York office of the Bank ("Facility D"). Advances under Facility D are limited to the maximum principal amount of USD $500,000.00;

       Hereafter, all references to the Credit Facilities refer to the Credit Facilities as amended by the Letter Agreement;

(e) Advances to the Company by the Bank under the Credit Facilities shall vary from time to time but shall not exceed $11,000,000.00, or such higher amount in the event the Principal Limit is increased in accordance with sub-paragraph (c) (i) above. All indebtedness of the Company to the Bank under the Credit Facilities inclusive of interest and costs shall be referred to herein as the "Indebtedness";

(f) The Company has executed and delivered in favour of the Bank the security as summarized in Schedule "B" attached hereto (collectively referred to herein as the "Security"), as general and continuing security for the payment of the Indebtedness;

(g) To secure Analogic's obligations to the Bank under this Agreement, Analogic has arranged for delivery to the Bank of a standby letter of credit (the "Letter of Credit") from Sovereign Bank of Boston, confirmed by Bank of New York in the amount of $11,000,000.00, provided that the Letter Agreement provides that it is a condition precedent to any further increase to the Principal Limit that the amount of the Letter of Credit shall first be increased by the amount of the increase in the Principal Limit and that the revised Letter of Credit be delivered to the Bank in form satisfactory to the Bank as set out in the Letter Agreement and that at no time may advances under the Credit Facilities in the aggregate exceed the amount of the Letter of Credit as such may be amended from time to time;

(h) The Bank and Analogic wish to amend and restate the Original Assignment Agreement on the terms and conditions set forth herein; and

(i) The Bank has agreed to sell, transfer and assign the Indebtedness and the Security to Analogic on the terms described herein.


NOW THEREFORE in consideration of the payment by Analogic to the Bank of the sum of $10.00 TEN DOLLARS, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party to the other, the parties hereto agree as follows:

1. Notwithstanding anything to the contrary contained in this Agreement, so long as any Indebtedness is outstanding, (a) the Bank shall be permitted to make a demand for payment under the Letter of Credit (a "Demand") at any time without any prior notice to Analogic or the Company and (b) nothing contained herein shall limit the Bank's ability or right to make a Demand or to receive payment under the Letter of Credit.

2. Following a Demand, the Bank shall use its best efforts to notify Analogic within two (2) business days (being a day, other than a Saturday, Sunday or public holiday, on which banks are open for business in the cities of Toronto and Boston ) (a "Business Day") in accordance with the terms of this Agreement that a Demand has been made. The Bank shall have no liability to Analogic nor shall any of the Bank's rights under this Agreement be affected in the event that the Bank fails to provide such notice to Analogic.

3. Analogic hereby offers (the "Offer") to purchase the Indebtedness and the Security from the Bank on the terms and conditions set forth in this Agreement and in Schedule "C". Upon a Demand being made by the Bank, the Bank shall be deemed to have accepted the Offer. The purchase price payable by Analogic for the purchase of the Indebtedness and Security (the "Purchase Price") shall be the amount of the Indebtedness as at the L/C Closing Date (as defined below) and the funds received by the Bank in satisfaction of the Demand shall be on account of the Purchase Price. The closing of the purchase and sale of the Indebtedness and Security following a Demand being made by the Bank shall be the date upon which the Bank receives immediately available funds under the Letter of Credit in accordance with the Demand (the "L/C Closing Date") in an amount equal to the Indebtedness provided, however, that if the funds paid to the Bank under the Letter of Credit are not equal to the Indebtedness, then the L/C Closing Date shall be extended until such time as Analogic pays to the Bank the balance of the Indebtedness, current to the date of such payment by way of wire transfer, certified funds drawn on a Canadian chartered bank or other immediately available funds. On the L/C Closing Date, the Bank shall be deemed to have sold, transferred and assigned the Indebtedness and Security to Analogic, and Analogic shall be deemed to have paid the Purchase Price, all on the terms and conditions set forth in this Agreement and in Schedule "C" without any further act of either party being required to complete such sale, transfer and assignment.

4. For greater certainty, the parties acknowledge that amounts received by the Bank pursuant to a Demand shall be on account of the Purchase Price and not on account of the Indebtedness.

5. If, following the L/C Closing Date, the Letter of Credit is not fully drawn, the Bank shall return the Letter of Credit to Analogic forthwith.

6. Analogic shall be entitled at any time to require the Bank by delivery of a written notice to the Bank (the "Call Notice") delivered at any time after the date of this Agreement in accordance with the terms hereof, and the Bank hereby agrees, to sell to Analogic the Indebtedness and the Security (the "Call Right") on the terms and conditions set forth in Schedule "C".

7. The purchase price payable by Analogic upon any exercise of the Call Right (the "Call Right Purchase Price") shall be an amount equal to the Indebtedness determined as of the Call Right Closing Date (as defined below). Analogic may not exercise the Call Right once a Demand has been made by the Bank.

8. The completion of the purchase and sale of the Indebtedness and Security pursuant to any exercise of the Call Right shall be completed on the fifth Business Day following receipt by the Bank of a Call Notice (the "Call Right Closing Date"). On the Call Right Closing Date, upon payment of the Call Right Purchase Price by Analogic to the Bank by way of wire transfer, certified funds drawn on a Canadian chartered bank or other immediately available funds or as may otherwise be agreed by the parties, the Bank shall be deemed to have sold, transferred and assigned the Indebtedness and Security to Analogic on the terms and conditions set forth in this Agreement and in Schedule "C" without any further act of either party being required to complete such sale, transfer and assignment.

9. The delivery to the Bank of a Call Notice shall not prohibit the Bank from making a Demand. In the event that the Bank makes a Demand following the receipt by the Bank of a Call Notice and prior to payment to the Bank of the Call Right Purchase Price, the provisions of Article 3 of this Agreement shall govern the purchase of the Indebtedness and the Security by Analogic from the Bank.

10. The Bank covenants that it shall not sell, transfer, assign, participate or otherwise dispose of any of its rights under the Indebtedness, the Security or the Letter of Credit without first providing Analogic with not less than ten (10) Business Days written notice in accordance with the terms of this Agreement of its intention to do so. In the event the Bank does not receive a Call Notice from Analogic prior to the expiry of such ten (10) Business Day period, the Bank may sell, transfer, assign, participate or otherwise dispose of such interests without restriction; provided that any person to whom the Bank sells, transfers, assigns, participates or otherwise disposes of such interest shall have executed and delivered in favour of Analogic an agreement to be bound by the terms hereof.

11. All amounts owing by the Company to the Bank under the Credit Facilities are payable on demand. Nothing in this Agreement shall be construed to limit the Bank's ability to demand repayment of the Indebtedness or to terminate the Credit Facilities in accordance with the terms of the Commitment Letter as amended by the Letter Agreement at any time without prior notice to any party, including Analogic, provided, however, that if a Demand has been made by the Bank, the Bank agrees that it shall not demand payment of the Indebtedness until the expiry of two Business Days following such Demand if during such two Business Day period no funds have been paid to the Bank under the Letter of Credit.

12. Nothing contained in this Agreement is intended to or shall impair the obligations of the Company to repay the Indebtedness to the Bank (or to Analogic following the assignment of the Indebtedness and Security to Analogic in accordance with the terms of this Agreement) as and when such Indebtedness shall become due and payable in accordance with its terms nor shall anything herein prevent the Bank or Analogic, as the case may be, from exercising all remedies provided to the Bank or to Analogic under the Security or as otherwise permitted by applicable law. Upon repayment of the Indebtedness by the Company to the Bank and termination of the Credit Facilities, this Agreement shall be deemed to be of no further force and effect, in which case the Bank shall return the Letter of Credit to Analogic.

13. The amount of the Indebtedness shall be determined, at all times, solely by reference to the Bank's records. Such records shall stand as conclusive evidence of the amount of the Indebtedness.

14. In the event that on or prior to the time of closing on the L/C Closing Date or the Call Right Closing Date, as applicable (each, the "Closing Time"), notice in writing has been given to the Bank by a party entitled to redeem the Security or the Indebtedness that it intends to do so, the Bank shall notify Analogic of such notice, and the assignment of the Indebtedness and the Security shall be completed on the terms described herein subject to any rights of the party which has given the foregoing notice.

15. In the event that on or prior to the Closing Time either the Indebtedness or the Security has been partially or fully redeemed or permanently repaid following enforcement of the Security, the parties agree as follows:

       (a) in the case of a partial redemption of the Security or the Indebtedness, the Bank shall apply the funds paid to the Bank under such partial redemption in reduction of the Indebtedness, and the assignment of the Indebtedness and the Security shall be completed in accordance with the provisions hereof, subject to any rights of the party which has partially redeemed the Indebtedness or the Security; and

       (b) in the case of permanent repayment of the Indebtedness through enforcement of the Security or a complete redemption of the Indebtedness or the Security such that no Indebtedness remains outstanding as at the Closing Time, Analogic shall not be required to pay the Purchase Price to the Bank and the Bank shall forthwith return to Analogic the Letter of Credit and any funds paid to or received by the Bank on account of the Purchase Price.

16.    (a)    In the event that on or before the Closing Time a proceeding
              (a "Proceeding") has been commenced before or a final or interlocutory order (an "Order") has been issued by a court of competent jurisdiction, seeking to order or ordering that the assignment of the Indebtedness and the Security contemplated by this Agreement be delayed or otherwise not completed in accordance with the terms of this Agreement, the parties agree to extend the Closing Time until such time as any such Proceeding has been discontinued or withdrawn and no final order of a court of competent jurisdiction exists prohibiting the parties from carrying out the terms of this Agreement. Analogic acknowledges and agrees that if the Closing Time is extended as aforesaid, the Purchase Price shall be equal to the amount of the Indebtedness outstanding as at the Closing Time, as such may be extended in accordance with this provision, and shall include all accrued interest and costs incurred by the Bank as at that date.

       (b) Notwithstanding paragraph (a) of this section 16, unless the Proceeding or the Order seeks to order or actually orders that the Bank may not make a Demand or receive payment under the Letter of Credit, nothing shall prevent the Bank from making a Demand or receiving payment under the Letter of Credit or applying such funds in reduction of the Indebtedness, subject to the right of Analogic to obtain the assignment of the Indebtedness and the Security at the Closing Time, as such may be extended in accordance with this provision. In the event that the Closing Time is extended in accordance with this provision, the Bank will hold the rights of Analogic in the Indebtedness and the Security in trust for Analogic.

17. The Indebtedness may consist of amounts contingently owing to third parties pursuant to a letter or letters of credit or guarantee issued by the Bank on behalf of the Company in accordance with the terms of the Credit Facilities (individually a "Bank L/C"). The amount of any such Bank L/C shall be included in the Bank's calculation of the Indebtedness, even if such Bank L/C has not yet been drawn upon by the beneficiary thereof. If, as at the Closing Date, any Bank L/C remains outstanding and has not yet been drawn upon, the Bank shall hold in a separate interest bearing account that part of the Purchase Price equal to the Bank's liability under the Bank L/C. Following the Closing Date, if a Bank L/C expires or is returned to the Bank prior to payment being made by the Bank thereunder, the Bank shall return to Analogic that part of the Purchase Price attributable to the Bank L/C together with any interest accrued thereon.

18. Analogic acknowledges and agrees that the Credit Facilities shall be made available to the Company in accordance with the terms of the Commitment Letter as amended by the Letter Agreement without regard to the margin formula or any of the other conditions contained in the Original Commitment Letter. Analogic acknowledges and agrees in favour of the Bank that it shall make no claim against the Bank arising from the Bank's refusal or failure to monitor or enforce any of the covenants, the margin formula or any other term of the Original Commitment Letter. Analogic acknowledges in favour of the Bank that notwithstanding the Bank has made the Credit Facilities available to the

       Company pursuant to the Commitment Letter, as amended by the Letter Agreement, the priority agreement between the Bank, 1144938 Ontario Inc. and the Company dated February 8, 2001, as the same may be amended from time to time, shall govern the priority of the Security and Indebtedness following any sale of the Indebtedness and Security to Analogic under the terms of this Agreement.

19. Subject to applicable laws, the Bank shall not without the prior written consent of Analogic: (i) amend the sections of the Commitment Letter entitled "Amount", "Interest Rate", "Demand Nature of the Facilities", or "Security"; (ii) consent to the undertaking by the Company of any of the transactions or operations listed under the section of the Commitment Letter entitled "Negative Covenants"; (iii) amend the Letter Agreement or the Credit Facilities (other than as specifically contemplated in the Letter Agreement); or (iv) amend the Security or grant any release or discharge or otherwise compromise its interest therein. Notwithstanding the foregoing, nothing contained herein shall be construed as limiting the Bank's ability to make any and all filings and registrations necessary or desirable in order to preserve or maintain its interest in the Security.

20. From time to time upon request therefor, the Bank and Analogic may advise each other of and exchange any information or documentation which they may have relating to the affairs of the Company, including without limitation, the Credit Facilities, the Company's business and financial affairs, the particulars of the Indebtedness and the Security and the liability of the Company to the Bank and Analogic. The Company hereby consents to any such exchange of information.

21. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario and the parties hereto irrevocably submit to the jurisdiction of the Superior Court of Justice (Ontario).

22. The parties hereto agree that this Agreement shall enure to the benefit of and binding upon, the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

23. This Agreement may be executed manually, or by facsimile signature by the parties hereto and may be executed in separate counterparts, each of which when so executed and delivered shall be an original, and such counterparts shall together constitute one and the same instrument. To the extent that this Agreement is executed by facsimile signature, the parties who are executing it shall forthwith deliver to the other parties manually executed copies thereof.

24. All notices or documents contemplated by this Agreement shall be sent in writing, via facsimile or by overnight or same day courier to the following address, as applicable, and shall be deemed to have been received on the earlier of actual receipt of such notice or document or the first business day after being so sent:

                  In respect of the Bank:

                  National Bank of Canada
                  481 University Avenue
                  Suite 500
                  Toronto ON  M5G 2E9

                  Attention:        Kevan Churchman

                  Facsimile:        (416) 864-7888

                  In respect of Analogic:

                  Analogic Corporation
                  8 Centennial Drive
                  Peabody, MA
                  01960

                  Attention:        John J. Millerick

                  Facsimile:        (978) 977-6845

25. At the cost of the requesting party, the parties hereto agree to do all such further acts and things and execute all such further instruments as may be necessary or desirable to fully effect the purchase and sale of the Indebtedness and the Security following the exercise of a Demand or a Call Right, as the case may be.

         IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first mentioned above.



                            NATIONAL BANK OF CANADA
                            Per:   /s/  Kevan Churchman
                                  ---------------------------------------------
                                  Kevan Churchman
                                  Manager, National Accounts


                            ANALOGIC CORPORATION

                            Per:   /s/ John J. Millerick
                                   --------------------------------------------
                                   Name: John J. Millerick
                                   Title: Senior Vice President & CFO

                                   I have the authority to bind the Corporation

The undersigned acknowledges receipt of a copy of this Amended and Restated Assignment Agreement and agrees to be bound by the terms hereof and to make all payments due in respect of the Indebtedness and the Security to Analogic in the event of a purchase of the Indebtedness and the Security by Analogic in accordance with the provisions hereof.


                            CEDARA SOFTWARE CORP.

                            Per:   /s/ Fraser Sinclair
                                   ---------------------------------------------
                                   Fraser Sinclair
                                   Chief Financial Officer & Corporate Secretary

                                   I have the authority to bind the Corporation

                                  SCHEDULE "A"


                     COMMITMENT LETTER AND LETTER AGREEMENT
                     --------------------------------------

[National Bank of Canada
 logo graphic omitted]



January 7, 2002

PERSONAL AND CONFIDENTIAL

Cedara Software Corp.
6509 Airport Road
Mississauga ON L4B 1S7

Attention: Mr. Fraser Sinclair
---------

Dear Sirs:

National Bank of Canada (the '"Bank") agrees to make available to Cedara Software Corp. (the "Borrower") the following credit facilities (the "Credit Facilities") aggregating $9,598,000 subject to the following terms and conditions. This Agreement replaces and supercedes all previous commitment letters, term sheets or other agreements governing the credit facilities made available by the Bank to the Borrower.


AMOUNT:               1.    $9,000,000.00 by way of an Operating Loan pursuant
------                      to this agreement and a revolving demand credit
                            agreement in the Bank's standard form. Available by way of direct advances or Letters of Credit. The indebtedness of the Borrower under the Operating
                            Loan may only be reduced by the amount of "Cleared
                            Funds" on deposit in the Borrower's accounts with the Bank from time to time. For the purposes hereof, "Cleared Funds" shall mean cash, wire transfers or other negotiable instruments deposited to the Borrower's accounts with the Bank which have cleared pursuant to the Clearing House Rules promulgated by the Canadian Payments Association or cash, wire transfers or other negotiable instruments deposited to the Borrower's accounts with the Bank drawn on accounts maintained outside of Canada to which the Canadian Clearing House Rules do not apply and which have been honoured by the originating institution, all as determined by the Bank.

                       2. $498,000.00 by way of a Letter of Credit pursuant to this agreement and an indemnity agreement in the Bank's standard form.

                       3.   $100,000.00 by way of Mastercard Businesscard.

PURPOSE:               1.   To finance the Borrower's usual operating
-------                     requirements.

                       2. To secure the company's obligations under a premises lease.

                       3. For issuance of Businesscard expense account cards in accordance with the Bank's standard Mastercard documentation.

INTEREST RATE:         1.   Canadian Prime rate of the Bank plus 0.5%
-------------               per annum, calculated daily and payable
                            monthly in arrears on the 26th day of each month.


                       2.   The Bank's standard rates to apply.

                       3.   The Bank's standard rates to apply.

                       The Bank's Prime Rate is defined as the rate of interest per annum established from time to time by the Bank as its reference rate then in effect for determining the interest rate per annum it will charge on loans in Canadian dollars to customers of varying degrees of creditworthiness. As of the date hereof the Prime Rate is 4.0%.

REPAYMENT:             The Credit Facilities are repayable on demand. If,
---------              as at the date of any demand for payment by the
                       Bank, the Borrower's indebtedness under the Credit
                       Facilities is comprised of any letters of credit, letters of guarantee or other contingent liabilities of the Bank to third parties, the Borrower shall, at the time it permanently repays its indebtedness to the Bank under the Credit Facilities, post cash collateral with the Bank in an amount equal to the full amount of any such contingent liabilities to third parties to which the Bank is exposed.

                       1. Disbursements and payments shall be made to or collected from the Borrower in equal multiples of $200,000.

                       2.   In accordance with the indemnity agreement.

                       3.   Payable in full monthly.

                       Upon cancellation of the Credit Facilities and upon permanent repayment of all of the Borrower's indebtedness to the Bank (including an accrued interest and costs incurred by the Bank), the Bank shall discharge all security held by the Bank for the obligations of the Borrower under the Credit Facilities.

DEMAND NATURE OF       The Borrower and the Guarantors acknowledge and agree
----------------       that notwithstanding anything contained herein to the
OF THE FACILITIES:     contrary, these Credit Facilities constitute demand loans
-----------------      and, as such, are due and payable at any time at the sole
                       discretion of the Bank. The Bank may, at any time for any reason, and without prior notice to the Borrower or any other party, terminate the Credit Facilities, whereupon no further credit shall be available to the Borrower thereunder.

SECURITY:              As general and continuing security for the performance
--------               by the Borrower of all its obligations, present and
                       future, towards the Bank, including, without limitation, the repayment of advances granted hereunder and the payment of interest, fees, costs and any other amounts provided for hereunder and under the security documents, the Borrower undertakes to grant to the Bank and maintain at all times the following security (the
                       "Security"), in form satisfactory to the Bank:

                       1.   General Security Agreement dated February 7, 2001

                       2.   Source Code Escrow Agreement dated February 8, 2001

                       3.   Landlord waiver of distraint dated February 9, 2001

                       4. Priority Agreement dated February 8, 2001 with 1144938 Ontario Inc., as amended by letter agreement dated January, 2002

                       5.   Undertaking re: Patent Security dated February 7,
                            2001

                       6. Unlimited Guarantee from Dicomit Dicom Information Technologies Corp. ("Dicomit") dated January 31, 2001 supported by a General Security Agreement

                       7. General Security Agreement from Dicomit dated January 31, 2001

                       8. Unlimited Guarantee from Surgical Navigation Specialists Inc. ("SNS") dated January 31, 2001

                       9. General Security Agreement from SNS dated February 15, 2001

                       10. Unlimited Guarantee from Cedara Software USA Corp. dated January 31, 2001

                       11. Acknowledgement of Debt Revolving Demand Credit Agreement

                       12. Commitments Respecting Irrevocable Standby Letters of Credit supporting letters of credit or guarantee issued by the Bank at the request of the Borrower


ASSIGNMENT OF          The Borrower and the Guarantors acknowledge and agree
-------------          that the Bank has entered into an agreement with
SECURITY:              Analogic Corporation ("Analogic") to sell the Security
--------               and all indebtedness owing to the Bank under the Credit
                       Facilities. Analogic will provide to the Bank a $10,000,000.00 unconditional standby letter of credit as security for payment of the purchase price payable to the Bank upon closing of the transaction described in that agreement. All documentation between the Bank and Analogic with respect to that transaction, as well as the $10,000,000.00 unconditional standby letter of credit, must be held in form satisfactory to the Bank as a condition precedent to the Credit Facilities being made available to the Borrower, precedent to the Credit
                       Facilities being made available to the Borrower.

POSITIVE COVENANTS:    During the entire term of this financing, the
------------------     Borrower shall:

                       1. Use the proceeds of the financing for the purposes provided for herein.

                       2. Carry on business in the nature of or related to the business transacted by the Borrower prior to the date hereof in the name and for the account of the Borrower.

                       3. Keep and maintain books of account and other accounting records in accordance with generally accepted accounting principles.

                       4. At all times, give the Bank's representatives the right to inspect its establishments and provide access thereto, and further permit the Bank's representatives to examine its books of account and other records, and take excerpts therefrom and/or copies thereof.

                       5. Maintain, at all times, insurance coverage on its property against loss or damage caused by fire and any other risk as is customarily maintained by companies carrying on a similar business.

                       6. Pay, when due, all taxes, assessments, deductions at source, income tax, levies or any other payments which may rank prior to the Bank's security, without subrogation or consolidation.

                       7. Conduct all or the greater part of its banking business with the Bank.

                       8. Ensure all assets secured by the Bank's security are in existence and in the possession and control of the Borrower in a manner satisfactory to the Bank.

                       9. Deposit only to the Borrower's account with the Bank all accounts receivable and other income generated by the business transacted by the Borrower.

NEGATIVE               The Borrower undertakes not to carry out the following
--------               transactions or operations without obtaining the prior
COVENANTS:             consent of the Bank, in writing:
----------
                       1.   Materially change the nature of its operations or
                            business.

                       2.   Change the control of the company.

                       3. Merge or amalgamate with another company, dissolve or wind up the company.

                       4. Create or permit the existence of security on property granted as security to the Bank.

                       5.   Grant loans to its officers, directors,
                            shareholders or related parties (including any guarantors of the Borrower's indebtedness to the
                            Bank) other than in the normal course of business.

                       6. Grant a loan or make an investment in or provide financial assistance to a third party (including any guarantors of the Borrower's indebtedness to the Bank) by way of a suretyship, guarantee or otherwise.

                       7.   Declare or pay dividends on its shares.

                       8. Purchase or redeem its shares or otherwise reduce its capital.

                       9. Sell any of its assets, property or undertaking out of the ordinary course of its business.

                       10. Perform any business or transaction in the name of or recorded or applied for the benefit of any person firm or corporation other than the Borrower.

                       11. Open or maintain operating, current or any other accounts with any other financial institution.

REPORTING              1.   Within 30 days of each month-end, the Borrower
CONDITIONS:                 shall provide the Bank with an internally
----------                  prepared financial statement as at that month end.

                       2. The Borrower agrees to submit to the Bank its annual audited financial within 140 days of the end of its fiscal year.


FEES:                  1.   Commitment fee of $50,000 payable upon acceptance
----                        of this Commitment letter.

                       2.   $350 monthly management fee.

                       3. Standby fee of 0.375% per annum on the unused portion of Facility 1, calculated and payable monthly.

                       All fees may be deducted directly from such accounts of the Borrower with the Bank as the Bank may determine.

ENVIRONMENTAL:         1.   The Borrower represents and warrants that the owner
-------------               of the subject property has complied and is
OBLIGATIONS:                complying in all respects with all applicable laws
-----------                 relating to the environment, that no contaminants,
                            pollutants or other hazardous substances
                            (including, without limitation, asbestos, products containing urea formaldehyde or polychlorinated biphenyl or any radioactive substances) have been or are now stored or located at the subject property, that no order, approval, direction or other governmental or regulatory notice relating to the environment has been threatened against, is pending or has been issued with respect to the subject property or the operations of the business being conducted at the subject property, and that none of them is aware of any pending or threatened action, suit or proceedings relating to any actual or alleged environmental violation from or at the subject property.

                       2. The Borrower agrees to pay the cost of all environmental audits which may be deemed necessary by the Bank.

                       3. The Borrower certifies that, to the best of their knowledge, past and present owners have not violated environmental law and regulations and that, to the best of their knowledge, no proceedings have been or are being instituted to make him comply with environmental laws and regulations.

                       4. The Borrower agrees to comply with and respect any and all environmental laws and regulations.

DEFAULT:               Without limiting the fact that all indebtedness
-------                of the Borrower to the Bank is payable on demand
                       by the Bank, the occurrence of one or more the following events shall constitute a default under this agreement:

                       1. the Borrower fails to make a payment of principal, interest, fees or any other amount when due hereunder or under any of the Security documents;

                       2. the Borrower fails to perform or otherwise breaches any obligation hereunder or pursuant to any of the Security documents or any other agreement with or document in favour of the Bank;

                       3. the Borrower becomes insolvent, bankrupt or is in the process of winding up, assigns its assets for the benefit of its creditors, files a proposal or gives notice of its intention to file such proposal or if a material, adverse change occurs, in the opinion of the Bank, in the financial position or operations of the Borrower;

                       4. proceedings are instituted by the Borrower or a third party for the Borrower's dissolution, winding-up or reorganization of its operations or the arrangement or readjustment of its debts or seeking a stay against any creditor of the Borrower or guarantor;

                       5. a creditor, trustee in bankruptcy, sequestrator, receiver, receiver and manager or trustee is appointed or takes possession of all or any portion of the Borrower's assets or if such assets are subject to a prior security interest or are seized;

                       6. the Borrower is in default under the terms of any other contracts, agreements or writings with any other bank or financial institution or any other creditor and such default does, or with the passage of time may, materially negatively impact the Bank's security position or the Borrower's financial position;

                       7. any representation or warranty made by the Borrower herein or in a Security document or any other document furnished to the Bank proves to be incorrect or erroneous at the time made;

                       8. the Bank receives from any future guarantor a notice proposing to terminate, limit or otherwise modify such guarantor's liability hereunder, under the guarantee or under a Security document or under any other document in favour of the Bank; or

                       9. the Borrower ceases or threatens to cease to carry on business in the ordinary course.

REMEDIES UPON          Without limiting the Bank's right to demand repayment of
-------------          or to terminate the Credit Facilities described herein
DEFAULT:               at any time, upon the occurrence of a default the Bank
-------                may, at its option, enforce all of its rights and
                       remedies against the Borrower including, without limitation, enforcing some or all of the Security and immediately terminating the availability of any credit under the Credit Facilities made available to the Borrower pursuant to the terms hereof.

NON-MERGER:            The provisions of this commitment letter shall not merge
----------             with any security granted to the Bank and shall continue
                       in full force and effect. The provisions of the Security are in addition to the provisions of this commitment letter. If there is any conflict between the provisions of any of the documents comprising the Security and the provisions of this commitment letter, the provisions of this commitment letter shall prevail.

OTHER                  1.   Unless otherwise defined herein, each accounting
-----                       term used herein shall have the meaning ascribed to
CONDITIONS:                 it in accordance with accounting principles
----------                  generally accepted by the Canadian Institute of
                            Chartered Accountants.

                       2. The Bank shall keep records evidencing the transactions effected under this financing. Such records shall be presumed to reflect these transactions and shall constitute conclusive evidence of the amounts due to the Bank.

                       3. The Borrower hereby authorizes any personal information agent, financial institution, creditor, tax authority, employer or any other person, including any public entity, holding information concerning the Borrower or its assets, more particularly any financial information or information with respect to any undertaking or suretyship given by the Borrower, to supply such information to the Bank in order to verify the accuracy of all information furnished or to be furnished from time to time to the Bank and to ensure the solvency of the Borrower at all times.

                       4. The Borrower irrevocably authorizes the Bank to debit periodically or from time to time any bank account it may maintain at the Bank in order to pay all or part of the amounts it may owe to the Bank hereunder.

                       5. No rights or obligations of the Borrower hereunder and no proceeds of the loan may be transferred or assigned by the Borrower, any such transfer or assignment being null and void insofar as the Bank is concerned and rendering any balance then outstanding of the loan immediately due and payable at the option of the Bank and releasing the Bank from any and all obligation of making any further advances hereunder.

                       6. The Borrower shall do all things and execute all documents deemed necessary or appropriate by the Bank for the purposes of giving full force and effect to the terms, conditions, undertakings hereof and the Security granted or to be granted hereunder.

SEVERABILITY:          If any provision of this commitment letter is or becomes
------------           prohibited or unenforceable in any jurisdiction, such
                       prohibition and unenforceability shall be severable from all other provisions of this agreement and shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor shall it invalidate effect or impair any of the remaining provisions.

GOVERNING LAW:         This agreement shall be construed in accordance
-------------          with and governed by the laws of the Province of
                       Ontario and the laws of Canada applicable therein.

                       Time shall be of the essence in all respects of this agreement.

SET-OFF OF             The Borrower hereby acknowledges and agrees
----------             that the Bank may apply any amounts outstanding to the
ACCOUNTS:              credit of the Borrower and any account or accounts with
--------               the Borrower in set-off or in combination of the
                       Borrower's loan accounts in reduction of amounts owing by the Borrower to the Bank. The application of any such funds shall be as the Bank may determine.

COSTS:                 All costs incurred by the Bank presently or hereafter in
-----                  relation to this financing, including legal and
                       appraisal fees, are for the account of the Borrower and may be directly debited by the Bank for payment without further authorization.

ANNUAL REVIEW:         These credit facilities may be reviewed at least
-------------          annually, and in any event not later than October 31,
                       2002.


If these conditions are acceptable to you please indicate your acceptance by signing and returning the first copy of this letter before January 15,2002. After that date this offer of financing will become null and void. Upon acceptance this agreement shall revoke and supersede all previous credit agreements, offers, proposals and discussions.

Yours sincerely,

NATIONAL BANK OF CANADA


Per: /s/ Niall Hamilton                           Per: /s/ D. William Kennedy
     -----------------------                           ----------------------
Name:   Niall Hamilton                            Name:  D. William Kennedy
Title:  Senior Manager                            Title: Senior Manager

For consideration received, the undersigned accept the terms and conditions of this offer of financing.

CEDARA SOFTWARE CORP.


Per:    /s/ Fraser Sinclair
        -----------------------------
Name:   Fraser Sinclair
Title:  Chief Financial Officer and Corporate Secretary

 (I have authority to bind the corporation)





DICOMIT DICOM INFORMATION                      CEDARA SOFTWARE USA CORP.
TECHNOLOGIES CORP.

Per:  /s/ Arun Menawat                         Per: /s/ Michael Greenberg
     ----------------------                         -----------------------
Name:    Arun Menawat                          Name:  Michael Greenberg
Title:   Director                              Title: Director

(I have authority to                           (I have authority to
bind the corporation)                          bind the corporation)

                        National Accounts, Ontario Region
                        481 University Avenue, Suite 500
                               Toronto, ON M5G 2E9


[National Bank of Canada
 logo graphic omitted]


December 17, 2002

PERSONAL AND CONFIDENTIAL

Via Courier Delivery

Cedara Software Corp.
6509 Airport Road
Mississauga Ontario
L48157

Attention: Fraser Sinclair

Dear Sir;

Re:  Indebtedness of Cedara Software Corp. to National Bank of Canada

We refer to the credit facilities made available to Cedars Software Corp. (the "Borrower") by National Bank of Canada (the "Bank") pursuant to the commitment letter from the Bank to the Borrower dated January 7, 2002 (the "Commitment Letter"). Unless otherwise specified, all capitalized terms used herein have the meanings ascribed thereto in the Commitment Letter.

The Borrower has requested and the Bank has agreed to amend the terms of the Credit Facilities on the terms described below. The following amendments to the Credit Facilities shall only become effective upon satisfaction of the conditions precedent described below.

1. The maximum amount of funds available (the "Principal Limit") under the Borrower's operating line of credit with the Bank (the "Operating Loan") shall be increased from $9,000,000.00 to $10,000,000.00. The
       Principal Limit may be further increased at the request of the Borrower in increments of $1,000,000.00 up to the maximum amount of $12, 000,000.00 subject to the conditions precedent described below.

2. The maximum amount of funds available under Facility B shall be decreased from $498,000.00 to $332,000.00.

3. The Bank shall make available to the Borrower a new cheque credit clearing facility in respect of any overdraft arising under the operating account in the name of the Borrower with the New York office of the Bank ("Facility D"). Advances under Facility D shall be limited to the maximum principal amount of USD $500,000.00.

4. The increase in the Principal Limit under the Operating loan from $9,000,000.00 to $10,000,000.00 and the provision of Facility D to the Borrower shall not be effective until such time as the amount of the standby letter of credit delivered to the Bank by Analogic Corporation (the "Letter of Credit") to secure Analogic Corporation's obligations to the Bank under the terms of that certain amended and restated assignment agreement dated December 12, 2002 between the Bank and Analogic (the "Assignment Agreement") has been increased from $10,000,000.00 to $11,000,000.00 and such Letter of Credit is held by the Bank in the form satisfactory to the Bank.

5. It shall be a condition precedent to any further increases to the Principal Limit under the Operating Loan that the Borrower provide ten
       (10) business days written notice to Analogic Corporation and the Bank of its requirement for further funds.

6. It shall be a further condition precedent to any further increases to the Principal Unit under the Operating Loan that the amount of the Letter of Credit shall first be increased by the amount of the increase in the Principal Limit and that the revised Letter of Credit shall be held by the Bank in form satisfactory to the Bank.

7. At no time may advances under the Credit Facilities in the aggregate exceed the amount of the letter of Credit as such may be amended from time to time. At all times the Assignment Agreement and the Letter of Credit must be held by the Bank in form satisfactory to the Bank as a condition precedent to the Credit Facilities being made available to the Borrower.

8. The next annual review date for the Credit Facilities shall be October 31, 2003.

9. In consideration of the foregoing amendments to the Credit Facilities, the Borrower shall pay to the Bank a renewal fee of $60,000.00, which shall be earned by the Bank upon execution of this Agreement by all parties hereto. The Borrower specifically authorizes the Bank to debit from the Operating Loan the amount of such fee upon execution of this Agreement by all parties hereto.

10. Except as specifically amended hereby, the terms of the Commitment Letter shall remain in effect, unamended and the Borrower restates and realfirms the terms of the Commitment Letter as amended by the terms of this Agreement as of the date of this Agreement.

11. This Agreement may be executed manually, or by facsimile signature by the parties hereto and may be executed in separate counterparts, each of which when so executed and delivered shall be an original, and such counterparts shall together constitute one and the same instrument. To the extent that this Agreement is executed by facsimile signature, the parties who are executing it shall forthwith deliver to the other parties manually executed copies thereof.


Yours very truly,

NATIONAL BANK OF CANADA


Per: /s/ Kevan Churchman
     ------------------------
     Kevan Churchman

                                                              December 17, 2002

For consideration received, the undersigned accepts the terms and conditions of this Agreement


                                             CEDARA SOFTWARE CORP


                                             Per:   /s/ Fraser Sinclair
                                                    --------------------------
                                             Name:  Fraser Sinclair
                                             Title: Chief Financial Officer &
                                                    Corporate Secretary


The undersigned acknowledges and consents to the amendments to the Credit Facilities contemplated by this Agreement.

                                             ANALOGIC CORPORATION


                                             Per:   /s/  John J. Millerick
                                                    --------------------------
                                             Name:  John J. Millerick
                                             Title: Senior Vice President & CFO

                                  SCHEDULE "B"


                                    SECURITY
                                    --------

 1.      General Security Agreement dated February 7, 2001.

 2.      Landlord waiver of distraint dated February 9, 2001.

 3. Priority Agreement dated February 8, 2001 with 1144938 Ontario Inc., as amended from time to time.

 4.      Source Code Escrow Agreement dated February 8, 2001.

 5.      Undertaking re: Patent Security dated February 7, 2001.

 6. Unlimited Guarantee from Dicomit Dicom Information Technologies Corp. ("Dicomit") dated January 31, 2001.

 7.      General Security Agreement from Dicomit dated January 31, 2001.

 8. Acknowledgement of Debt Revolving Demand Credit Agreement dated January 7, 2002.

 9. Commitments respecting Irrevocable Standby Letters of Credit supporting letters of credit or guarantee by the Bank at the request of Cedara Software Corp., dated January 7, 2002.

 10. Promissory Note made by Cedara Software Corp. in respect of MasterCard BusinessCard indebtedness, dated January 7, 2002.

                                  SCHEDULE "C"

      TERMS AND CONDITIONS OF THE ASSIGNMENT OF INDEBTEDNESS AND SECURITY
      -------------------------------------------------------------------

All capitalized terms not otherwise defined in this Schedule "C" shall have the meanings ascribed thereto in the Amended and Restated Assignment Agreement to which this Schedule is annexed (the "Assignment Agreement"). Schedule "C" is subject to the terms of the Assignment Agreement.

1. Upon receipt of the Purchase Price at the Closing Time in the amount and in the manner provided in the Assignment Agreement, National Bank of Canada (the "Assignor") shall assign, transfer and set over unto Analogic Corporation (the "Assignee"), its successors and assigns, the Commitment Letter, the Letter Agreement, the Indebtedness, the Security, and all the right, title and interest of the Assignor in, to and under the Commitment Letter, the Letter Agreement, the Credit Facilities, the Indebtedness, the Security and in the property, assets and undertaking of Cedara Software Corp. (the "Company") thereby secured, mortgaged, charged and assigned together with the full benefit of all powers and all covenants and provisos contained in the Commitment Letter, the Letter Agreement, the Security and any promissory notes or evidence of the Indebtedness owing to the Assignor by the Company.


2. The Assignee shall have and hold the Indebtedness, the Security and all monies arising in respect thereof and to accrue thereon together with the interest and costs properly exigible thereon and the property, assets and undertaking of the Company thereby secured, mortgaged, charged and assigned to the use of the Assignee, its successors and assigns, absolutely, but subject always to the terms and provisions contained herein and in the Security.


3. The Assignor represents, warrants and covenants with the Assignee, its successors and assigns, that as at the Closing Time:

       (a) provided that the Indebtedness has not been repaid or the Indebtedness or Security has not been fully or partially redeemed, that the Indebtedness is owing and payable, and that the Assignor has not released or discharged the Security;

       (b) provided that the Indebtedness has not been repaid or the Indebtedness or Security has not been fully or partially redeemed, the Assignor has the right to assign, transfer and set over the Commitment Letter, the Letter Agreement, the Indebtedness and the Security to the Assignee and hereby authorizes the Assignee to execute, deliver and file the requisite financing change statements pursuant to the Personal Property Security Act (Ontario) (the "PPSA") in respect of the assignment contemplated herein;

       (c) the Assignor has done no act to encumber the Commitment Letter, the Letter Agreement, the Indebtedness and the Security and hereby releases all of its interest in the Indebtedness and the Security to the Assignee;

       (d) the Assignor agrees that it shall, at the reasonable request and expense of the Assignee, do all such further acts and things and execute and deliver such further instruments, documents, matters, papers and assurances as are reasonably necessary or desirable for effectuating the assignment of the interests of the Assignor in the Commitment Letter, the Letter Agreement, the Indebtedness and the Security to the Assignee; and

       (e) save as contained herein, the Assignor makes no representation, warranty or covenant as to any matter or thing whatsoever, including, without limitation, the validity, enforceability or priority of the Commitment Letter, the Letter Agreement, the Indebtedness or the Security or as to the existence of, value of or title to the collateral described therein.


4. The Assignee represents, warrants and covenants with the Assignor that as at the Closing Time:

       (a) the Assignee acknowledges and agrees that it has relied upon its own diligence and has satisfied itself with respect to all things relating to the Commitment Letter, the Letter Agreement, the Indebtedness and the Security, save and except for the representations, warranties and covenants herein contained;

       (b) the Assignee agrees to be bound by all loan and security documents in respect of the Commitment Letter, the Letter Agreement, the Indebtedness and the Security in such a manner as if it were a signatory to such documents;

       (c) the Assignee hereby acknowledges and agrees to and in favour of the Assignor that the Assignor has made no representations, warranties, covenants, agreements, promises or statements, express or implied or by statute, as to any cause, matter or thing whatsoever with respect to or in any way connected with the Commitment Letter, the Letter Agreement, the Credit Facilities, the Indebtedness or the Security, including, without limiting the generality of the foregoing, the validity, enforceability, registration, perfection or priority of the Security or any part thereof, or the nature, description or value of the collateral charged by the Security or any part thereof save and except for the representations and warranties made by the Assignor to the Assignee herein; and

       (d) the Assignee acknowledges and agrees that the assignment of the Commitment Letter, the Letter Agreement, the Indebtedness and the Security herein provided for is without recourse as against the Assignor.


5. To the extent that any of the Security referenced herein is not assignable or is not assignable without the consent or other action of a third party (the "Non-Assignable Security"), this Agreement shall not assign such Non-Assignable Security or shall only actually assign such Non-Assignable Security upon the necessary consent of such third party being received by the Assignor and the Assignee. The Assignor shall hold the Non-Assignable Security in trust for the benefit of the Assignee until such time as the Non-Assignable Security becomes assignable or the Assignor receives the necessary consent or other action of any required third party to assign the Non-Assignable Security. Until that time, the Assignor shall have no obligation or duty to do any act in respect of the Non-Assignable Security. All proceeds received by the Assignor with respect to the Non-Assignable Security shall be held by the Assignor in trust for the Assignee in an account specifically designated for that purpose. The Assignee shall pay the Assignor's fees, charges and disbursements, including without limitation, legal fees incurred by the Assignor as Trustee of the Non-Assignable Security (collectively the "Expenses") and the Assignee agrees to indemnify the Assignor in the amount of such Expenses provided, however, that the Assignor may deduct the amount of such Expenses out of any proceeds or other amounts received by the Assignor arising from or in relation to the Non-Assignable Security, and such Expenses shall not form part of the proceeds held in trust for the Assignee.